EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 33-27356) on Form S-8 of Sensient Technologies Corporation of our report dated June 10, 2024, with respect to the statements of net assets available for benefits of Sensient Technologies Corporation Savings Plan as of December 31, 2023, and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related supplemental schedule as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of Sensient Technologies Corporation Savings Plan.

/s/ Wipfli LLP

Milwaukee, Wisconsin
June 10, 2024